Exhibit 99.1

QUALITY SYSTEMS, INC., #4177638
QUALITY SYSTEMS, INC. 2010 2ND QUARTER RESULTS
October 30, 2009, 10:00 AM ET
Chairperson: Steven Plochocki

Operator:
Good morning ladies and gentlemen and thank you for standing by.  Welcome to the Fiscal 2010 Second Quarter Results for Quality Systems Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw your question please press the star, followed by the two.  And if you’re using speaker equipment please lift the handset before making your selection.  As a reminder, this conference is being recorded today, Friday, October 30, 2009.

I would now like to turn the conference over to, Steven Plochocki, CEO.  Please go ahead, sir.

Steven Plochocki:
Thank you, Mitch and welcome to the Quality Systems Fiscal 2010 Second Quarter Earnings Call.  With me today are Paul Holt, our CFO; Phil Kaplan, our newly appointed Chief Operating Officer; great to have you here, Phil; Donn Neufeld, the Senior Vice-President of our QSI Dental Division and Pat Cline, the President of our NextGen Division.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of security laws, including without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory, or accounting requirements.

I’ll provide some opening comments and then turn it over to the team.  The company posted record net revenues of 71.7 million in the second quarter, an increase of 22% from the 59 million generated during the same quarter of the prior year.  The company reported net income of 11.8 million, up 13% when compared to net income of 10.5 million earned in the comparable quarter of the prior year.  Fully diluted earnings per share was $0.41 in the quarter, which was up 11% compared to $0.37 per share earnings recorded in the same quarter last year.

For the quarter, the company’s NextGen Healthcare Services division posted revenue of 67.4 million, up 23% over the same quarter of the prior year and operating income of 21.8 million, up 13% over the same quarter of the prior year.

It’s been eight months since the stimulus bill was signed in February.  Over that time the market has been gaining continued, heightened awareness of the nature of the bill and the requirements for the stimulus dollars, beginning in 2011.  We have been one of the principle educators of the healthcare community, along the lines of our website, our webinars and our leadership conferences.  Yet the buying market for electronic health records becomes increasingly comfortable with what they are learning, we are starting to see the positive signs of buying movement as we see web hits, leads, and pipeline continue to build in our company.  These all reflect favorably on our future and we are greatly encouraged.
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We continue to make investments in sales, marketing, implementation, training and other areas of the business in preparation for anticipated volume, particularly post finalization of the meaningful use regulations and certification which is earmarked for December 31st.  We’re very bullish on the future and we’re making all the right moves in state of preparedness for that future.

Paul, please take us through the numbers.

Paul Holt:
Thanks, Steve.  We gained momentum this quarter in systems sales as our consolidated systems sales grew 6% over the year ago quarter to a record 26.2 million compared to 24.8 million in the prior year.  Our consolidated maintenance, EDI and other service revenue grew 33% compared to the year ago quarter, at 45.5 million compared to 34.2 million a year ago.  Reflecting the continued growth in the customer base at NextGen, recurring services, including maintenance, EDI and revenue cycle management accounted for approximately 63% of total revenue this quarter versus 58% a year ago.

Our consolidated gross profit margin this quarter came in at 61%, down from 64% a year ago.  The decline in our gross margin over last year was due, primarily to the inclusion of revenue cycle management services revenue at lower margins.  Revenue cycle management services represented a little over 12% of our total revenue this quarter, versus 8% a year ago.

Our total SG&A expense increased by approximately 2.1 million to 20.4 million this quarter compared to 18.3 million a year ago.  The primary drivers of this increase included headcount additions and additional marketing and other expenses made to scale our capabilities in advance of the opportunities related to the stimulus plan, as well as category expenses in the RCM portion of our business.  These were also offset, however, by a reduction in proxy related expenses as, if you recall, a year ago we included a pretty good sized amount of expense related to a proxy contest.

SG&A expense as a percentage of revenue this quarter was down to 28.5% versus 31% a year ago.  And reflecting our increased investments being made in product development, R&D expense grew 30% on a year-over-year basis to 4.3 million versus 3.3 million a year ago.

Interest and other income this quarter declined to 59,000, compared to 340,000 and that was due primarily to lower interest rates earned on our cash investments.

Our effective income tax rate this quarter came in at 36.7%, that compared to 36.3% a year ago and the primary driver of that increase was this quarter we had a smaller amount of benefit related to incentive stock option exercises compared to a year ago.
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Moving down to divisional performance, system sales in the NextGen division increased 6% to 25.3 million this quarter compared to 23.9 million a year ago.  And again, continued growth in the NextGen base of customers, as well as our increases in our revenue cycle management business drove recurring revenue onsite, grow maintenance, EDI, RCM and other revenue grew 36% higher than last year at 42.1 million versus 31 million a year ago.  We continue to be encouraged by opportunities in revenue cycle management and believe we are well positioned to succeed in this space.

The QSI Dental division reported a year-over-year increase of 3%, reporting revenue of 4.3 million compared to 4.1 million a year ago.  Operating income for the division was 901,000 compared to 952,000 a year ago.

Moving on to our balance sheet, our total cash and marketable securities decreased by approximately 3.5 million this quarter to 82.9 million, or $2.88 per share compared to 86.4 million or $3.02 at the end of the prior quarter.

Our DSOs net of amount included, in both accounts receivable and deferred revenue which I’ll refer to as our net DSOs, were unchanged from a year ago at 88 days.  Our DSO is based on gross receivables, declined by 16 days compared to the prior year and 124 days, versus 140 days a year ago.  And on a sequential basis, our DSOs dropped by three days.  Our DSO drop versus last year was primarily attributable to the cumulative effect of an increase in revenue cycle management revenue which generally turns over at a faster pace compared to other revenue streams.  And our DSOs by division this quarter were 85 days for the QSI division and 126 days for the NextGen division.

Total deferred revenue grew to $49.2 million compared to 48.1 million at the start of our fiscal year and the primary driver of this increase was additional deferred implementation revenue.

And again, as I normally do, I’m going to report on non-cash expenses for the quarter, which breaks down as follows: total amortization of capitalized software, 951,000, at 57,000 for QSI and 894,000 for NextGen.  Amortization of acquired intangibles, 367,000; total depreciation expense, 910,000, it’s 99,000 for QSI and 811,000 for NextGen.  Stock option compensation this quarter was $857,000 and our investing activities for the quarter were as follows: capitalized software 1.527 million.  That’s 118,000 for QSI and 1.409 million for NextGen; fixed assets, 1.399 million, that’s 76,000 for QSI and 1.323 million for NextGen.

Again, I want to thank you all for being on this call and your interest in our company and I’ll now turn things over to our new Chief Operating Officer, Phil Kaplan.

Philip Kaplan:
Thank you, Paul and good morning everybody.  I’m pleased to join the winning team here at Quality Systems as the company enters the five-year growth opportunity fed by the federal healthcare IT stimulus.  As the company’s first Chief Operating Officer, I’m focusing on the continued refinement and profitable execution of our growth strategy.  This is rightfully a time to invest in our future and as we do, we will also look for areas of increased operating efficiency, management of cost and better integration across the company.  It also means ensuring that our software and services combine to add increasing value to our customers’ practices, while also returning long term value to our shareholders.

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I’d now like to turn the call over to Donn Neufeld, the Senior Vice-President and General Manager of our QSI business unit.

Donn Neufeld:
Thank you, Phil.  We continue to have success with federally funded entities purchasing the QSI electronic dental record, along with the NextGen EPM and EMR.  We had nine new joint sales this quarter, the most ever.

In Q2, our division saw the highest revenue and most new contracts in over two years.  Our sales staffing remains unchanged from last quarter and our pipeline is approximately 6.8 million.  The pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

With that, I’ll turn over to Pat Cline, President of our NextGen division.  Pat?

Patrick Cline:
Thanks Donn.  Hi everyone.  During the quarter, NextGen executed over 60 new agreements and we saw our pipeline grow to about $100 million.  The size of our sales force grew slightly to 72 people and we’ve hired a couple people since the end of the quarter, so we’re currently at about 74.

We think we’re going to start to grow the sales force a little more aggressively from here on out, at least through the end of the fiscal year and I’ll end my prepared comments by, as usual, thanking the NextGen employees for their contribution and our customers for the confidence that they continue to express in our company.

And Mitch, we’re ready for questions.

Operator:
Thank you, sir and ladies and gentlemen as a reminder, we will now begin the question and answer session and if you have a question please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star, followed by the two.  If you are using speaker equipment you will need to lift the handset before making your selection.  Once again as a reminder, if you would like to ask a question please press star, one.

Our first question comes from the line of Michael Cherny with Deutsche Bank.  Go ahead, please.

Michael Cherny:
Hi guys.  So, obviously you guys saw, you know, a nice quarter in your pipeline growth.  Can you give us a little more color in terms of, you know, the type of customers you’re seeing that are kind of signing up now versus the people who are still waiting for some of the definitions surrounding meaningful use in certification before making their decisions?

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Patrick Cline:
Sure.  This is Pat.  I can try.  We see a little bit more activity and interest at the higher end and we think that’s because it takes a larger organization or an organization purchasing for many, many medical practices longer to roll out all of the software to all of the practices and I think they feel that they need to move a little bit sooner and don’t have as much time as an individual practice might have to achieve meaningful use to take advantage of the stimulus.

We’re also encouraged that the pipeline grew during the season that it grew because during the summertime, as you probably know, there aren’t as many opportunities for tradeshows and conventions and those kinds of things, so it’s somewhat unusual to see this nice an uptick in the pipeline over the summer.

Michael Cherny:
And then just quickly then, our last quarter you started to talk about the attraction you’d seen with your SaaS-based solution that you had launched at [inaudible].  Can you give us any update in terms of the penetration rates of that product and whether you’re seeing increased interest there or if it’s more kind of on the core product side?

Patrick Cline:	Increased interest on both but I believe on the SaaS side we sold—Paul, correct me if I’m wrong—I think we sold twice as many SaaS-based deals in the second quarter as the first.

Michael Cherny:	Great, thanks.

Patrick Cline:	You’re welcome.

Operator:	Thank you and our next question comes from the line of Charles Rhyee with Oppenheimer. Go ahead, please.

Charles Rhyee:
Hi, yes, thanks for taking the questions.  You know, maybe Pat, if you could talk about some of the deals.  You talked about 60 agreements signed, maybe kind of similar to, you know, the earlier question, you know, sort of the mix you’re seeing there.  Particularly interested in the small practice, you said obviously the larger practices are perhaps moving first.  Can you talk about your efforts in trying to accelerate the education of the smaller practices and why they might want to have to move now versus having to wait?

Patrick Cline:
I can try.  NextGen has been focused, frankly, for the last few years on making our software easier to use and improving our content for the smaller practice and on ways of implementing many small practices at a time; ways that we can leverage, for example, finite resources across a much larger market.  So you may know that we have four training centers in the country and we have a world-class e-learning or computer-based training program and all of those types of things and others. We feel we are positioning well to take advantage of the smaller practice market as that market heats up.

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Charles Rhyee:
Okay and you know, in terms of the, you know, obviously you had a nice sequential bump up in the revenues and I think last quarter you, you know, you guys had talked about you’d seen some delays in purchasing.  You know, how much of this would you say was a catch up from last quarter?  I guess the question is, should we expect to see sort of a continued acceleration from this level as we move, you know, into the next couple of quarters and into next year?

Patrick Cline:
That’s a good question.  Unfortunately, it’s not an exact science so it’s impossible for me to tell you how much might have been a catch up from last quarter, though it’s reasonable to think that maybe a little bit of the bump was and as far as the go-forward picture, we do see a bigger pipeline.  We do see a slightly bigger forecast.

Indications are that some of the stimulus freeze is beginning to thaw at the high end but this quarter is also seasonally kind of tough because you’ve got the holidays and many buyers sort of check out during the holiday season or for a week or so as do their lawyers and purchasing committees and things, so it’s a little bit tougher quarter in that respect.  The hope overall, or on balance is that we see an increasingly robust market going through next year.

Charles Rhyee:
Okay great and one last final question.  You know, on a revenue cycle management side it looks like the revenues kind of ticked down just, you know, it was basically flat sequentially.  You know, can you talk about what the, you know, the business here is looking like in terms of adding new clients, you know and maybe an update on how the integration into the core NextGen solutions is coming along.

Patrick Cline:
Outside of the revenue, we’re very, very pleased with what we’re doing sales-wise.  We are adding contracted revenue that won’t, as you know, show up immediately when it is signed but will show up in the future.  We’re delighted with the way new contract acquisition is going on the RCM side.

And relative to the integration of the companies, there are certain provisions in the earn-outs related to those deals that prevent a lot of the integration efforts from happening early on but we’re doing as good a job as we think we can do and we’ll do a better job in the future.

Charles Rhyee:	Great. Thanks for the comments.

Patrick Cline:	Certainly.

Operator:	Thank you and our next question comes from the line of Constantine Davides with JMP. Go ahead.

Constantine Davides:	Hi. Hi, thanks, good morning. Quick follow up to that earlier question, I think last quarter, Pat, you quoted a backlog number for rev cycle, just wondering if you can provide an update there.

Patrick Cline:	I don’t—Paul, did you quote a rev cycle backlog number?
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Paul Holt:
Yes, I did last quarter.  It was 6 million, I believe is what I stated last quarter and the update to that is we’re about 6.1 in contracted backlog but behind that there is a pipeline of prospects that we’re engaged in lots of conversations with and I think very large opportunities with multi million dollars worth of opportunities that we’re very encouraged by, so.  As Pat said, we know there’s a lot of opportunity and there’s a lot of activity but that’s not a business that translates instantly to increased revenues.  There’s a ramp up period that takes place first.  So, you have to have a little bit more patience.  It’s not quite the same as some of the software license.

Constantine Davides:	And is that backlog, is that weighted towards any particular start date or would that just kind of layer in evenly throughout the balance of the year?

Paul Holt:	Generally there’s a ramp up period. It takes several months before that fully ramps up and so I’d say it’s relatively even in terms of what the ramp up period is. It just doesn’t happen instantly.

Constantine Davides:	Okay and Pat, you talked about the sales force number. Is that net of turnover? I mean, did you hire but also lose some people in the quarter?

Patrick Cline:	It’s net of turnover and almost every quarter there’s hiring and termination.

Constantine Davides:	Okay and you mentioned you wanted to get a little bit more aggressive there. Can you just give us a sense for where that, where that goes by the end of the year?

Patrick Cline:
Also not an exact science because as I’ve said on prior calls, we look at quality first but if I were to just talk about quantity, I’d love to see 100 people by the end of the fiscal year.  I’ll tell you that that’s an aggressive goal though.

Constantine Davides:	Okay and Paul, one quick housekeeping question. If you stripped out PMP, what would your organic growth have been in the quarter?

Paul Holt:	If you strip out PMP, I don’t have that sitting right in front of me, why don’t you stay tuned for the Q when we get that filed which will happen here shortly.

Constantine Davides:	Thank you.

Operator:	Thank you and our next question comes from the line of Bert Jones with Brean, Murray & Company. Go ahead, please.

Bert Jones:	Thank you for taking the question. Good morning. I was wondering, how much of a benefit did you see from the federally qualified health centers in the quarter?

Patrick Cline:
I don’t have that number off the top of my head but we did see a reasonable benefit.  We’re, as you know, very well positioned in that market and we did make multiple sales into that market and we’ve got—I’m sorry?

Paul Holt:	No, go ahead. I’ve got something to add when you’re done.
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Patrick Cline:	Go ahead.

Paul Holt:	But yes, we did sell quite a few, at least a dozen CHC deals this quarter. That’s the number I happen to know. It did have a positive impact on this quarter.

Bert Jones:	So would it be reasonable to assume somewhere in the like five to $6 million range or is that too high, too low, as a ballpark?

Paul Holt:	I’m not going to get into the actual dollars, related.

Bert Jones:	Is there an expectation for more CHC type of deals in the future or have we already seen the activity that’s going to occur?

Patrick Cline:
There’s an expectation for more.  In fact, since our last call there have been hundreds of millions of dollars worth of additional grant opportunities made available to that marketplace and we think that many of them will take advantage of it and many of them, because we’re so well positioned with our buffer superiority in that area, will turn around and direct those grant funds to NextGen software.

Bert Jones:	Okay, so the dozen deals you announced, dozen or so deals that you announced, they were also tied to the grant funding, is that correct.

Patrick Cline:	I think it’s safe to say many of them were.

Bert Jones:
Okay.  All right, given the higher mix of software sales in the quarter, I was a little surprised by the sequential decline in gross margin.  I guess is there anything you can say in terms of price discounting or anything going on in that?

Paul Holt:	Let me take that one first and then Pat may have something to add. We did have more hardware included in our system sales figure this quarter and that impacted margins on a sequential basis.

Patrick Cline:
And as far as discounting is concerned and I think the difference in the hardware portion was a little bit over a million dollars to quantify that a little for you.  On the discounting part of your question, there was no major change.

Bert Jones:
Okay great and then just finally on the, on the RCM business, I know Pat, when we talked at MGMA last year you were thinking this was going to be a $50 million business, you know by, I think it was around, you know, the third quarter.  I was wondering or maybe it was the fourth quarter.  I was wondering, where do you think that that business ends up at the end of the year on a run rate basis?  Is it still a $50 million ballpark business by the end of the year?

Patrick Cline:	I think that’s entirely possible.

Bert Jones:
Okay and then in terms of gross margins, on the RCM business they declined pretty dramatically sequentially and you talked about some investments you had to make.  Is that additional personnel or are these the automation that you talked—automation and integration investments?

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Patrick Cline:
I don’t believe it’s personnel but we are making investments to move customers over, for example, to the NextGen platform and there is a cost associated with that and some of the other things that we’re doing relative to the integration requires some investments and what would some things that we’ve done.  For example, with the sales force and sales compensation plans and things require, you know, taking a little bit of investment but the good news is, I think you’ll see margin expansion going into the future.  I can’t really look at it for you on a quarter-to-quarter basis but the long term trend should be solid margin expansion in the RCM area.

Bert Jones:	Great, thank you.

Operator:	Thank you and our next question comes from the line of Atif Rahim with JP Morgan. Go ahead, please.

Atif Rahim:
Hi, thank you.  Steven, you mentioned the web hits, et cetera.  Interest that you’re seeing in the product increasing, can you quantify what percentage of those are developing into signed contracts these days?

Steven Plochocki:
Well, it’s difficult to assess the signed contract quotient but I will tell you that as we stated previously, the quarters prior to the stimulus we were averaging about 100,000 web hits a quarter.  The two quarters post the stimulus we were averaging about 150,000 web hits and this quarter that we’re announcing today, about 173,000 web hits.  So, we continue to see more and more activity funnel into our web and those, as you know, translate into leads that are funneled into our sales organization.  So, our leads as we stated before, more than doubled since the stimulus and as Pat cited, those things are filling into the pipeline and all of that provides a nice directional view of future growth and future deals.

Atif Rahim:	Got it. Which kind of leads me to the next question about the pipeline, any way to break out what you’re including in the pipeline from the CHCs versus kind of other regular business?

Patrick Cline:
We typically have not done that and I’m not prepared to—I don’t have that information in front of me.  I think since it’s not my call as to how much guidance we give or don’t give, it’s a discussion item that I think we should have internally and that you can stay tuned for.

Atif Rahim:	Okay, got it. And then…

Patrick Cline:	I think it’s safe to say that sort of objectively, that the pipeline over a period of quarters has seen a higher percentage of federally qualified health centers, CHC, Indian Health, et cetera.

Atif Rahim:
Okay and then finally, on the headcount there was a slight increase this quarter but going forward, what’s the source of the sales people that you’re targeting?  Would it be from competitors, kind of seasoned reps or are you doing kind of right out of college hiring?

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Patrick Cline:	It’s a combination of seasoned reps within our industry and seasoned sales people outside of our industry. We don’t do a lot of hiring right out of college.

Atif Rahim:	Okay, thank you.

Patrick Cline:	You’re welcome.

Paul Holt:
Before I move to the next question I want to state something for Constantine who asked a question earlier.  So for his benefit and everyone else’s benefit, he asked about organic growth without PMP and PMP contributed $4.5 million to revenue this quarter, so that backs into about 14% year-over-year revenue growth without PMP.  I just want to add that so operator, go ahead and move to the next question.

Operator:	Thank you, sir. The next question comes from the line of Jamie Stockton with Morgan Keegan. Go ahead, please.

Jamie Stockton:
Yes, thanks guys for taking my questions.  Pat, on the, you know, with the electronic health record incentives, a lot of the vendors that I’ve talked to have said that they feel like one of the most challenging parts of this program may be that the quality data reporting and I was just curious if I could get your thoughts about, you know, is that an area, you know, being able to extract the quality data points that you’ve been focusing on from a development standpoint and do you think that NextGen could play a role in reporting that quality data to CMS eventually?

Patrick Cline:
Terrific question and the answer is yes on all counts.  I think we’re far ahead of our competition relative to quality reporting because of the nature of our template-based flexible software that maintains all of its data in discrete data   elements within the database, therefore making it easier to report.  Whereas text-based or document-based systems where physicians go through documents and you know, apply some intelligence to grab discrete data or to create discrete data reporting are far more difficult.

So we have done some development but we were positioned, I think, ahead of the pack with no close second and we think we’ll continue to be ahead of the pack in that regard.

Jamie Stockton:
Okay and my other question was, you know, talking about smaller physician practices, that’s obviously where the vast majority of the physicians in the U.S. are today, you know, very low penetration rates for EHR software.  Do you guys have a SAS-based solution now which, you know, I would think would be more advantageous to go into those practices.  You know, is there some sort of distribution strategy that you’re working on, maybe using the regional extension centers and trying to develop strong relationships there or some other method of getting into those small practices other than just your direct sales force?

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Patrick Cline:
Without going into the particular initiatives, let me just answer the question with an absolutely.  I think NextGen and all of our competitors are looking very strongly at the Regional Extension Centers and creating relationships and other relationships that can increase distribution.

I will say though that when we talked about the large deals and the high end deals, very typically, in fact almost always they are comprised of many, many small practices, so that’s one.  That’s a distribution avenue for us.

Jamie Stockton:	With an IPA or something like that?

Patrick Cline:
And even hospitals.  Every quarter we tend to do multiple sales to hospitals that are purchasing our software to roll out to both their owned physicians and community physicians.  So for example, you saw in the Virtua press release that came out recently that there are 23 locations.  Those are essentially 23 practices.

Jamie Stockton:	Okay. Appreciate it. Thank you.

Patrick Cline:	You’re welcome.

Operator:	Thank you and our next question comes from the line of Greg Bolan with Wells Fargo. Go ahead, please.

Greg Bolan:
Thanks for taking the questions.  Pat, following up on that previous question, relative to say the past several quarters, can you describe the competitive landscape in terms of pricing for NextGen products, you know, say across the small through large physician practices?

Patrick Cline:
There continues to be a lot of pricing pressure at all sides of the market.  We do have, as I’ve mentioned on, I think on the last few calls, we see more discounting by our competition.  We try to hold the line as much as we can.  As I mentioned earlier, there’s no material change to our discount percentages.

Greg Bolan:
That’s helpful, thanks.  And then, Pat or Paul, would you characterize, you know, demand for NextGen products as being fairly constant over the quarter or would you say that momentum really picked up towards the latter half of the quarter and continues to grow stronger?

Patrick Cline:
I would characterize it as the latter but I, again, want to caution that it’s tough to look at quarter-over-quarter.  I think we could bounce up against this stimulus freeze for a little while but the long term trend as I mentioned, I think is an increasingly robust market and that’s what we saw in the quarter that we’re reporting.

Greg Bolan:	Thanks, that’s helpful.

Patrick Cline:
Regarding the stimulus, the meaningful use definition is still not out.  We see signs and I think the industry sees signs that that may be further delayed and the certification process has still not been solidified, although there are gap certifications starting and there’s more clarity around all of those things, so I think once again, sort of at the high end, the more sophisticated organizations feel comfortable enough to move forward but by in large, there still is a drag on the market.

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Greg Bolan:	Appreciate the color.

Operator:	Thank you and our next question comes from the line of Newton Juhng with BB&T Capital Markets. Go ahead, please.

Newton Juhng:
Thank you very much.  I guess I’ll be the first person to ask Phil a question.  Being on board now a month in your new role, I’m just kind of curious, you know, you joined a company that’s grown so quickly here over the last few years and I’m just wondering if there’s any particular areas that you’ve felt are in need of additional investment sooner rather than later.  I’m just getting your first look assessment.

Philip Kaplan:
Well, thank you for the question and I think that the areas that I mentioned were just areas that as we make investments in the growth opportunity that we all believe in, we’re looking at places where we can generate more revenue per capita.  There’s areas without getting into specific departments and things like that, there are definitely, we believe, opportunities to do that.  And then there’s some areas where management of costs that you can see, again over several quarters.  The idea is to of course, with the kind of growth that we’ve been experiencing, first, not do any harm.  In other words, if we save a few dollars here or there but we missed out on what is truly a unique, one-time opportunity for a company we’re not going to do that.  We’re really, as we’ve always done, managing the company for long term growth but that includes long term growth with profit return to the shareholders and that’s my focus.

Newton Juhng:
Okay.  Okay and then Pat, I was just wondering, some of the other competitors have been talking about shortening implementation times, particularly in the smaller market.  Now you mentioned kind of some of the tools you have at your disposal in terms of web-based and so on.  I’m just kind of curious if you feel an overwhelming need to try and do that as well, or whether or not you’re pretty happy with where you’re at in terms of the implementation times, particularly at that smaller end.

Patrick Cline:
Great questions, Newton.  Yes, we do feel the need and yes we have been working on it very actively for quite some time and we continue to work on it.  It benefits in fact, not only the practice but the vendor as well.

Newton Juhng:	Okay, all right. Thank you very much.

Operator:	Thank you and the next question comes from the line of Richard Close with Jefferies. Go ahead, please.

Richard Close:
Yes, thank you.  A lot of your competition is known for putting out a good deal or, of press releases, I should say.  You guys aren’t really known for that.  Can you talk a little bit about your success on the enterprise side, maybe of the, you know, contracts you’ve signed in the quarter, you know, the average number of doctors per contract, something to get a feel for.

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Patrick Cline:
I don’t have the average number of docs per contract though I think it would stand to reason that in the quarter that we’re reporting that number would be a bit higher.  We’re doing very, very well without quantifying it for you, in the large enterprises. Our software is highly scalable.  Our implementations tend to be successful and we’ve got a number of terrific references at the very high end that are some of the largest health systems in the country and in fact, national systems that enjoy the use of our software.  So, it’s one thing to put out a press release claiming to be the market leader and it’s another to see that in reality and I think NextGen sees that.

Richard Close:
Okay and then maybe if you could give us an update or maybe additional detail on how your relation with Perot is going.  I think you started something with them a couple quarters ago, if I’m not mistaken.

Patrick Cline:
Yes, it was a number of quarters ago.  The relationship today is very, very strong; stronger than it ever has been.  Perot has a liking and in fact, a commitment to NextGen and NextGen software and they’re finding that when they deploy NextGen software they come in ahead of schedule and under budget and they’ve found with other competitors of ours they came in behind schedule and over budget.  So as long as we continue with that performance, we think the relationship will stay strong.

Richard Close:	Okay and then just, I guess a question for Paul here. Just to be sure, you gave revenue cycle a number of 12% and then 8% last year. Is that a, just to be sure, total revenue, correct?

Paul Holt:	Yes, that’s total revenue cycle management. That’s the revenue cycle management portion of total revenue.

Richard Close:	Okay, thank you.

Operator:	Thank you and our next question comes from the line of Corey Tobin with William Blair & Company. Go ahead, please.

Corey Tobin:	Hi, good morning. Just a couple quick ones, if I could. Paul, we talked a little bit about margin pressure due to hardware. Can you just give us the hardware/software split in the quarter?

Paul Holt:
Yes, well, this is going to be out in the Q but I we had about $2.5 million in hardware that was included in system sales this quarter versus about 1.3 million in the last quarter, I’m talking sequentially.

Corey Tobin:	So last quarter being June, okay.

Paul Holt:	Is that what you’re looking for?
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Corey Tobin:
Yes, thank you.  And then circling back to an earlier question, on the revenue cycle management margins, we’ve seen a pretty steady decline in the gross margins in that business here over the last few quarters and while I understand part of that is implementation and shifting over to the new software and I appreciate your comments, Pat, that we should see it going higher.  Just trying to get a little bit more feeling in terms of the magnitude of where it’s going to go and how much, how hard it should respond back.  I mean are you at the peak of what you would consider the cross over or the conversion with respect to the systems in the companies you purchased to the NextGen system or, is there additional dollars that are going to need to be put to work there?

Patrick Cline:
I think as far as the, sort of the percentages are concerned we’re close to the peak and should see improvement.  There are still dollars to be spent but I don’t think, as a percentage of revenue, you’ll see them increase wildly.

Corey Tobin:	Great, so my question on the margins and implementation, the implementation margins went down a little bit as well in the implementation and training. Any thought on what’s going on there?

Patrick Cline:	I don’t think anything’s going on there. Again, like a lot of things, it’s really tough to look at on a quarter-over-quarter basis. I think the long term trend is where we’re within a reasonable band.

Steven Plochocki:
Corey, I’ll just add something there as well.  We’ve been adding to the headcounts in that area, you know, as we’re trying to gear up for what’s, you know, what we expect to be happening here over the next couple of years and so, you know, when you first start to train somebody in that area, they’re not billable and you know, that will put a drag on our margin in that arena initially.  So, we’ve got some of that as we’re scaling up our capabilities there that’s having some drag on our margins.

Corey Tobin:
Got it, great.  And one last one if I could and I guess this is probably more for Paul or maybe Pat, any thoughts on the Grassley letter and just specifically, in contracting practices that you might use that are referenced in that letter or that I should say, you may or may not use that are referenced in that letter, or any thoughts on your approach to their response.  Thanks.

Patrick Cline:
To our knowledge we haven’t received a letter.  We did see the letter and saw the companies that received the letter but we don’t think NextGen falls into them.  Now, that wouldn’t preclude us from receiving one today, certainly.  The more important thing is we think we’re very well positioned, not only with our contracts but more importantly, with our processes and procedures.  We have formal and published procedures for tracking errors, escalating potential patient safety issues, client warning systems that are in place, tested, and frankly, that we’ve used in the past.  So we think we’re positioned well and certainly if we were to get a letter we’d be happy with our responses.

Corey Tobin:	Great to hear. Thank you.
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Patrick Cline:	You’re welcome.

Operator:	Thank you and our next question comes from the line of Anthony Vendetti with Maxim Group. Go ahead, please.

Anthony Vendetti:
Most of my questions have been answered, just a quick question.  Just in terms of the competitive landscape, when you’re actually out there with NextGen and you win, what is the major reason when it’s a competitive situation that a customer gives and conversely, if you lose to a competitor, what is the reason they typically give in that case?

Patrick Cline:
Our wins tend to be with customers that look at return on investment and value and they’re looking for systems that are of high quality, fewer bugs, more scalable, very, very feature rich systems that they feel they can take advantage of.  They tend to be customers that are very quality conscious and like the quality reporting and quality indicators and the things that they can achieve, not only relative to their return financially but their return with respect to quality.

When we lose its most often a price situation that hurts us.

Anthony Vendetti:	What, in terms of the pricing, what would you say is the premium that you would have to pay for NextGen versus some of your competitors? Is it 10%, 20%?

Patrick Cline:
I’m going to give you a guess at 30% higher for a NextGen system but it will vary wildly at various (ends) of the market.  We routinely go into sales competitions where the customer has narrowed the field down to NextGen and a vendor that’s one third our price.

Anthony Vendetti:	Okay, wow. Okay, great, thanks a lot.

Patrick Cline:	You’re welcome.

Operator:	Thank you. The next question comes from the line of Sean Wieland with Piper Jaffray. Go ahead, please.

Sean Wieland:	Hi, thanks. Can you talk about the mix of enterprise business coming in versus kind of traditional group practice in this quarter versus say, last year at this time?

Patrick Cline:	Paul, do you have anything quantifiable on that? My gut, Sean, tells me that there’s more on the enterprise side. The average sales size was up but I don’t know what Paul might have in front of him.

Paul Holt:
Yes, I’m not going to quantify anything but qualitatively, we have enterprise deals, larger sized enterprise deals typically in most every quarter and but just directionally, I think we have a little more of a mix on the larger size enterprise side this quarter versus a year ago, I think.  Although I’m giving you an estimate there because I don’t have the numbers in front of me but I think that’s generally the case of this quarter versus a year ago.

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Sean Wieland:	Okay, thanks.

Steven Plochocki:	Operator, we’ll take one more question if there are any left.

Operator:	Yes, sir, thank you and that comes from the line of Frank Sparacino with First Analysis. Go ahead, please.

Frank Sparacino:
Hi guys.  I just wanted to go back to the revenue cycle business for a second from a revenue standpoint and wondered if you could just provide some more color around, you know, business being flat sequentially.  Was that related to churn, perhaps sort of claims volumes and collections, a lack of new clients being implemented?  I assume there are other factors but that would be helpful.

Patrick Cline:
Yes, this is Pat.  Again, we don’t see the quarter-over-quarter flat revenue as much as an issue as you may, given the pipeline and given the deals that we’ve actually executed where we have contracted revenue and as we implement them will be coming up.  We’re pretty pleased with where we’re headed directionally, revenue wise.  I’m not sure I can give you much more than that.

Paul Holt:
The only other thing I’d add is there is a small amount.  There is some seasonality in the RCM business.  During the summer months you’ve got some folks, on vacation and out and about, that’s certainly one part of what you’re seeing there.  But I would add to what Pat’s saying is that in terms of our backlog and pipeline, we’re very encouraged by what’s going on in that space.

Frank Sparacino:	And just so I think about contracted backlog in the right way, when you sign a new client, when does that actually hit contracted backlog? Is it immediately or is there some lag period in there?

Paul Holt:
Well, the backlog that I’m talking about is contracted revenue.  It’s already been sold.  It’s just a matter of implementing and ramping up.  That’s sort of in the bag, so to speak and then the pipeline is more of a traditional, you know, you’re in discussions, you’re vendor of choice, you’re working on negotiating contracts, that sort of thing.

Patrick Cline:	And to answer the other part of your question, there is a multi-month lag from contract to seeing any revenue.

Steven Plochocki:
Okay?  Well, we want to thank everyone for joining us today.  I think you’re starting to see, as we are, the signs of the progress that we have been talking about.  We know we have a three to five year stimulus on the horizon but I think we’re turning the corner in terms of the critical mass filling the pipeline and our continued performance to be in a very positive manner.  Again, we thank you for your support and we look forward to speaking with you in the future.  Take care.

Operator:
And ladies and gentlemen, this concludes the Fiscal 2010 Second Quarter Results for Quality Systems Conference Call.  If you’d like to listen to a replay of today’s conference please dial 800-406-7325 or (303) 590-3030, passcode 4177638.  ACT would like to thank you for your participation and you may now disconnect.

END

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